Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

			Successor						Predecessor
							Period from		Period from
							February 6, 2009		January 1, 2009
							through		through		Year Ended
	Years Ended December 31,						December 31,		February 5,		December 31,
	2012		2011		2010		2009		2009		2008
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$378,546		$157,050		$32,792		$256,056		$21,753		$214,835
AFUDC - equity	(25,469)		(32,430)		(12,677)		(4,108)		(69)		(2,627)
AFUDC - debt	(22,216)		(29,949)		(14,157)		(8,864)		(350)		(8,610)
Total	$330,861		$94,671		$5,958		$243,084		$21,334		$203,598
Fixed charges:
Interest expense	$392,216		$371,910		$321,167		$265,675		$17,291		$202,582
Other interest	25,469		32,430		12,677		4,108		69		2,627
Portion of rentals representative of the interest factor	10,251		8,767		5,391		9,131		1,081		11,775
Total	$427,936		$413,107		$339,235		$278,914		$18,441		$216,984
Earnings available for combined fixed charges	$758,797		$507,778		$345,193		$521,998		$39,775		$420,582
Ratio of Earnings to Fixed Charges	1.77	x	1.23	x	1.02	x	1.87	x	2.16	x	1.94	x